Exhibit 99.1

PRESS RELEASE

For more information contact:	November 20, 2007
Lisa Free
(334) 676-5105

COLONIAL BANCGROUP

CLARIFIES IMPAC RELATIONSHIP

MONTGOMERY, AL – (NYSE: CNB) Colonial Bank, N.A., the banking subsidiary of the Colonial BancGroup, Inc. (“Colonial”), has a warehouse lending relationship originated from Impac Funding Corporation’s acquisition of Colonial’s former customer, Pinnacle Financial Corporation. The lending arrangement provides for the financing of “A” paper that is agency-eligible and has been pre-sold to end investors. Current outstandings to Impac are below $25 million. The facility is performing as agreed and Impac is not in default with Colonial.

Colonial BancGroup operates 323 branches in Florida, Alabama, Georgia, Nevada and Texas with more than $24.5 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers, the stock is listed as ColBgp.